Exhibit 23.1

MICHAEL T. STUDER, CPA P.C.
18 Sunrise Highway
Freeport, New York 11520
Phone: (516) 378 -1000
Fax: (516) 546-6220

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS
E GLOBAL MARKETING, INC.

I consent to the inclusion in this Registration Statement on Form S-1 of my report dated December 23, 2008 relating to the audit of the financial statements of E Global Marketing, Inc. for fiscal year ended June 30, 2008 and for period September 7, 2006 (inception) to June 30, 2007. I also consent to the reference of the firm under the heading “Experts” in this registration statement.

/s/ Michael T. Studer CPA P.C.
Michael T. Studer CPA P.C.

Freeport, New York
December 30, 2008